UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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VASCO Data Security International, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2007

To the Stockholders of

VASCO Data Security International, Inc.:

The Annual Meeting of Stockholders of VASCO Data Security International, Inc., a Delaware corporation, will be held on Wednesday, June 13, 2007, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181 for the following purposes:

1. To elect five directors to serve on the Board of Directors; and

2. To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be presented or transacted at the meeting. Only stockholders of record on April 20, 2007 are entitled to notice of and to vote at the meeting. Further information as to the matters to be considered and acted upon can be found in the accompanying Proxy Statement.

By Order of the Board of Directors,

Clifford K. Bown

Secretary

Oakbrook Terrace, Illinois

April 27, 2007

You are cordially invited and urged to attend the annual meeting in person. To assure your representation at the meeting, please sign, date and return the enclosed proxy card, whether or not you expect to attend in person. Stockholders who attend the meeting may revoke their proxies and vote in person if they desire.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2007

This Proxy Statement is furnished by the Board of Directors of VASCO Data Security International, Inc. (“Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Wednesday, June 13, 2007, commencing at 10:00 a.m., local time, at 1901 South Meyers Road, Oakbrook Terrace, Illinois 60181, and at any postponement or adjournment thereof. This Proxy Statement, the foregoing Notice of Annual Meeting of Stockholders and the accompanying form of proxy are being released to stockholders on or about April 27, 2007. Holders of record of shares of our class of Common Stock, par value $.001 per share, at the close of business on April 20, 2007, will be entitled to vote together on all matters to properly come before the Annual Meeting. Each holder of Common Stock will be allowed one vote for each share held of record on the record date.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2006 has been included in the mailing of this Proxy Statement. Stockholders are referred to the report for financial and other information. Such report is not deemed to be a part of the proxy soliciting material. The Annual Report includes, among other information, the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. Additional copies of the Form 10-K will be provided to stockholders without charge upon written request to VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Clifford K. Bown.

THE ANNUAL MEETING

Matters to be Considered

The Annual Meeting has been called to (i) elect five directors to serve on the Board of Directors; and (ii) transact such other business as may properly come before the meeting.

Voting at the Annual Meeting

A majority of the votes entitled to be cast on matters to be considered at the Annual Meeting will constitute a quorum for the transaction of business. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Holders of record of outstanding shares of Common Stock at the close of business on April 20, 2007 are entitled to notice of and to vote at the Annual Meeting. As of April 20, 2007, there were 36,888,901 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to cast one vote on any matter submitted to the stockholders for approval.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast and entitled to vote will be required for the election of directors, and the affirmative vote of a majority of the votes cast and entitled to vote thereon would be required to act on all other matters to properly come before the Annual Meeting. There is no cumulative voting in the election of directors.

Stockholders may vote in favor of or withhold authority to vote for the nominees for election as directors listed herein. Directions to withhold authority, abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that item) will be counted in determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority, because directors are elected by a plurality of votes cast, will have no effect on the election of directors. Broker non-votes, because they are not considered “votes cast,” are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting. Abstentions will have the effect of a vote against the proposal being considered.

If a properly executed, unrevoked proxy does not specifically direct the voting of the shares covered by such proxy, the proxy will be voted (a) FOR the election of all nominees for election as director as listed herein, and (b) in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting. Any stockholder executing a proxy has the power to revoke it at any time before it has been voted by delivering written notice to the Secretary of the Company, by executing a later-dated proxy or by voting in person at the Annual Meeting. Any written notice of revocation or subsequent proxy should be delivered to:

VASCO Data Security International, Inc.

1901 South Meyers Road, Suite 210

Oakbrook Terrace, Illinois 60181

Attention: Secretary

or hand delivered to the Secretary before the closing of the polls at the Annual Meeting.

PROPOSAL I

ELECTION OF DIRECTORS

Our Bylaws, as amended, set the number of directors of the Company at not less than four nor more than twenty, which number may be changed from time to time by the Board of Directors. The Board increased the number of directors to five by resolution effective July 25, 2006. All of the director nominees will be elected at the Annual Meeting and will hold office until their respective successors have been duly elected and qualified, or until their earlier resignation, death or removal.

The Board of Directors has nominated the following individuals for election as directors at the Annual Meeting: Michael P. Cullinane, T. Kendall Hunt, John N. Fox Jr., Jean K. Holley and John R. Walter, all of whom are current directors and have agreed to serve if elected.

While the Board of Directors does not contemplate that any nominee for election as a director will not be able to serve, if any of the nominees shall be unable to or will not serve as a director, the persons listed in the enclosed proxy will vote such proxy, if properly executed and returned and unrevoked, for such other person or persons as shall be recommended by the Board or the Board may, in its discretion, reduce the number of directors to be elected. The affirmative vote of a plurality of the votes cast and entitled to vote at the Annual Meeting is required for the election of directors. The Board of Directors recommends that the stockholders vote “for” each of the nominees listed herein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following tables set forth certain information with respect to the beneficial ownership of our Common Stock as of March 31, 2007 for each person or entity who is known to us to beneficially own five percent or more of the Common Stock. For purposes of the tables, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days. The persons named in the table have sole voting and investment power with respect to all shares shown unless otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Kendall Hunt 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	9,880,052(1)	26.41%
Oberweis Asset Management, Inc. 333 Warrenville Road, Suite 500 Lisle, IL 60532	2,210,159	5.99%

(1)	Includes 100,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,011,300 shares held by the estate of Barbara J. Hunt, with Mr. Hunt as executor, as to which shares Mr. Hunt disclaims beneficial ownership. The amount also includes 520,000 shares that may be acquired pursuant to outstanding options which are exercisable or may become exercisable within 60 days.

The table below sets forth information with respect to the beneficial ownership of our Common Stock as of March 31, 2007 for (i) each of our directors, (ii) each of our named executive officers, and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Kendall Hunt 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	9,880,052(1)	26.41%
Jan Valcke Koningin Astridlaan 164 B-1780 Wemmel, Belgium	425,450(2)	1.14%
Cliff Bown 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	254,225(3)	*
Michael P. Cullinane 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	122,300(4)	*
John R. Walter 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	90,300(5)	*
John N. Fox 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	28,800(6)	*
Jean K. Holley 1901 S. Meyers Road, Suite 210 Oakbrook Terrace, IL 60181	8,520	*
All Executive Officers and Directors as a group (Seven persons)	10,809,647	28.37%

*	Less than one percent.

(1)	Includes 100,000 shares held in the T. Kendall Hunt Charitable Remainder Trust and 1,011,300 shares held by the Estate of Barbara J. Hunt, with Mr. Hunt as executor, as to which shares Mr. Hunt disclaims beneficial ownership. The amount also includes 520,000 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

(2)	Includes 363,332 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

(3)	Includes 204,166 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

(4)	Includes 112,000 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

(5)	Includes 60,000 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

(6)	Includes 15,000 shares that may be acquired pursuant to options which are exercisable or may become exercisable within 60 days.

DIRECTORS AND EXECUTIVE OFFICERS

The names of and certain information regarding our current directors and our executive officers appears below.

T. KENDALL “KEN” HUNT—Mr. Hunt is Chairman of the Board and Chief Executive Officer. He served as our Chief Executive Officer through June 1999. He returned as CEO in November 2002. He has been a director since July 1997 and currently serves a one-year term. He served since 1990 as Chairman and President of our predecessor, VASCO Corp. He is also affiliated with several high-tech early-stage companies, serving as a member of the Board of Directors of Global Med, Inc. since March 2006 and Excellence Nessuah Investments, Ltd since January 2007. Mr. Hunt is President of the Belgian Business Club of Chicago. Additionally, he is on the Advisory Board for the Posse Foundation, an organization dedicated to providing full college scholarships to urban minority youth leaders through its partnerships with elite universities across the U.S. He holds an MBA from Pepperdine University, Malibu, California, and a BBA from the University of Miami, Florida. Mr. Hunt is 63 years old.

MICHAEL P. CULLINANE—Mr. Cullinane has been a director since 1998 and currently serves a one-year term. He is the Chairman of our Audit Committee and a member of our Compensation Committee and Governance and Nominating Committee. Mr. Cullinane currently serves as the Executive Vice President and Chief Financial Officer of Lakeview Technology, Inc. Mr. Cullinane served as the Executive Vice President and Chief Financial Officer and a director of Divine, Inc. from July 1999 to May 2003. He served as Executive Vice President, Chief Financial Officer and a director of PLATINUM Technology International, Inc. from 1988 to June 1999. On February 25, 2003, Divine, Inc. filed for protection under the federal bankruptcy laws. Mr. Cullinane received a B.B.A. from the University of Notre Dame, South Bend, Indiana. Mr. Cullinane is 57 years old.

JOHN N. FOX, JR.—Mr. Fox has been a director since April 2005 and currently serves a one-year term. He is Chairman of our Compensation Committee and is a member of our Audit Committee and Governance and Nominating Committee. From 1998 to 2003, Mr. Fox served as a Vice Chairman of Deloitte & Touche and the Global Director, Strategic Clients for Deloitte Consulting. He held various other positions with Deloitte Consulting from 1968 to 2003, and served on the board of Deloitte Touche Tohmatsu from 1998 to 2003. Mr. Fox currently serves as a Trustee for Wabash College and Steppenwolf Theatre Company. Mr. Fox received his B.A. degree from Wabash College and his MBA from the University of Michigan. Mr. Fox is 64 years old.

JEAN K. HOLLEY—Ms. Holley was elected to the Board of Directors effective August 1, 2006, and was named to the Audit Committee, Compensation Committee and Governance and Nominating Committee. For the previous five years, Ms. Holley has been serving as the Executive Vice President and Chief Information Officer for Tellabs, Inc. Ms. Holley previously served as the Vice President and Chief Information Officer for USG Corporation as well at the Senior IT Director for Waste Management, Inc. Ms. Holley holds a B.S. in Computer Science/Electrical Engineering from the University of Missouri—Rolla, and a M.S. in Computer Science/Engineering from Illinois Institute of Technology in Chicago. She has served on a variety of boards including Blue Wolff, Illinois Institute of Technology, Northern Illinois University’s College of Engineering & Engineering Technology, University of Missouri—Rolla’s College of Mines & Metallurgy, and the School of Management Information Systems. She served as President of the Academy for Computer Science at UMR and is a current Board member of Junior Achievement and Giant Steps of Illinois, a school for children with autistic spectrum disorders. Ms. Holley is 48 years old.

JOHN R. WALTER—Mr. Walter has been a director since April 2003 and currently serves a one-year term. He is Chairman of our Governance and Nominating Committee and is a member of our Audit Committee and Compensation Committee. Mr. Walter is Chairman and CEO of Ashlin Management Co., a private investment and management services firm. Mr. Walter also serves as a director for Manpower, Inc., InnerWorkings, Inc., and SNP Corporation of Singapore. He has previously served on the boards of numerous other companies, including

Deere & Company and Abbott Laboratories, Inc. Mr. Walter served as President and Chief Operating Officer of AT&T Corporation from 1996 to 1997. He served as Chairman and CEO of R.R. Donnelley & Sons Company, a print and digital information management company, from 1989 through 1996. Mr. Walter received a B.S. in Management from Miami University, Oxford, Ohio. Mr. Walter is 60 years old.

Executive Officers

JAN VALCKE—Mr. Valcke is our President & Chief Operating Officer. Mr. Valcke has been an officer of the Company since 1996. From 1992 to 1996, he was Vice-President of Sales and Marketing of Digipass NV/SA, a member of the Digiline group. He co-founded Digiline in 1988 and was a member of its board of directors. Mr. Valcke received a degree in Science from St. Amands College in Kortrijk, Belgium. Mr. Valcke is 52 years old.

CLIFFORD K. BOWN—Mr. Bown is our Executive Vice President & Chief Financial Officer, and Secretary. Mr. Bown has been an officer of the Company since August 2002. Mr. Bown started his career with KPMG LLP where he directed the audits for several publicly held companies, including a global leader that provides integrated and embedded communications solutions. From 1991 to 1993, he was Chief Financial Officer for publicly held XL/Datacomp, Inc. (currently known as StorageTek Distributed Systems Division Inc., a subsidiary of Storage Technology Corp.), which was, during his tenure, a $300 million provider of midrange computer systems and support services in the U. S. and U. K. Mr. Bown also held Chief Financial Officer positions in two other companies focused on insurance and healthcare from 1995 through 2001. Mr. Bown received a B.S. in Accountancy from the University of Illinois, Urbana, Illinois, his MBA from the University of Chicago, and he has a CPA certificate. Mr. Bown is 56 years old.

Meetings of the Board Of Directors

The Board of Directors met eight times during 2006. Each incumbent director attended at least 75% of the meetings of the Board and any committees upon which they served. As part of their duties, the directors are expected to attend the Annual Meetings. Each of the directors attended last year’s meeting, other than Ms. Holley, who was appointed to the Board on July 25, 2006.

The Board of Directors presently has three standing committees, a Corporate Governance and Nominating Committee, an Audit Committee and a Compensation Committee, each of which is described more fully below.

Stockholders may send communications to the Board of Directors at the Company’s address. Any such communication addressed to a specific Board member or the Board as a whole and designated as “Confidential” shall be delivered un-opened to the specific Board member. If such a communication is addressed to the Board as a whole, the communication will be delivered to the Chairman of the Corporate Governance and Nominating Committee. Any communication not designated as “Confidential” will be reviewed by management and brought to the attention of the Board at their next regularly scheduled meeting.

Corporate Governance and Nominating Committee

The Board of Directors constituted and established a Corporate Governance and Nominating Committee in 2004 with authority, responsibility, and specific duties as described in its Corporate Governance and Nominating Committee Charter. A copy of the Charter is available on our web site, www.vasco.com. The primary function of this Committee is to assist the Board in:

-	Determining the appropriate structure of the Board, including committees;

-	Evaluating the performance of the Board and management;

-	Identifying and recommending to the Board individuals to be nominated as a director, including the consideration of director candidates recommended by stockholders;

-	Providing oversight of management succession plans; and

-	Providing oversight of the Code of Conduct and Ethics.

The Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Committee will consider nominees for election to the Board of Directors that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Corporate Governance and Nominating Committee, c/o VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181 not less than 60 nor more than 90 days prior to the date of the Annual Meeting of Stockholders at which the nomination is to be made and should not include self-nominations. The Committee applies the same criteria to nominees recommended by stockholders.

The Committee shall be comprised of three or more directors, each of whom shall be an independent director, as defined by the rules of The Nasdaq Stock Market, Inc. The members of the Committee shall be elected by the Board at its annual organizational meeting and serve at the pleasure of the Board until their successors shall be duly elected and qualified. The members of the Corporate Governance and Nominating Committee are John R. Walter (Chairman), Michael P. Cullinane, John N. Fox, Jr. and Jean K. Holley. The Corporate Governance and Nominating Committee met four times during 2006.

Audit Committee

The Audit Committee of the Board of Directors, as established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, is composed of three or more independent directors, as required by the Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors and is responsible for overseeing the financial reporting process on behalf of the Board. A copy of the Charter is available on our web site, www.vasco.com. The members of the Audit Committee are Michael P. Cullinane (Chairman), John N. Fox, Jr., Jean K. Holley and John R. Walter. The Board of Directors has determined that Messrs. Cullinane and Walter qualify as audit committee financial experts, and has designated each person as such. Each year, the Audit Committee recommends to the Board of Directors, the selection of the independent auditors. We are not required under our charter or Bylaws to submit the selection of auditors to a vote of the stockholders. The Audit Committee met eleven times during 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has implemented policies and procedures for the pre-approval of all audit, audit-related, tax and permitted non-audit services rendered by KPMG LLP, its registered public accounting firm. Those policies and procedures include a review of the independent registered public accounting firm’s audit plan and fee schedule for the period under review. If such audit plan and fee schedule are approved by the Committee, the independent registered public accounting firm provides an engagement letter in advance of the start of the audit work to the Committee outlining the scope of the audit and related audit fees. Our senior management will also recommend, from time to time, to the Committee that it approve non-audit services that would be provided by the independent registered public accounting firm. Our senior management and the independent registered public accounting firm will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating the cost of the non-audit service, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services. The Audit Committee will be informed routinely as to the non-audit services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

The following sets forth the amount of fees paid to KPMG for services rendered in 2006 and 2005:

Audit Fees: The aggregate fees billed by KPMG for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings were $528,000 for the fiscal year ended 2006, and $367,000 for the fiscal year ended December 31, 2005.

Audit-Related Fees: There were no audit-related fees paid in 2006 or 2005.

Tax Fees: The aggregate fees billed by KPMG for tax compliance and tax advice were $2,000 in 2006 and $2,000 in 2005. The fee for 2006 and 2005 related to the filing of a foreign subsidiary tax return.

All Other Fees: The aggregate fees billed by KPMG for filing withholding returns on intercompany dividend payments were $4,000 in 2006. Fees for due diligence and reviews of registrations related to the acquisition of AOS Hagenuk aggregated $55,000 in 2005.

It is currently the policy of the Audit Committee to pre-approve all services rendered by KPMG. The Audit Committee pre-approved all of the above fees for both 2006 and 2005.

Management is responsible for the Company’s financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee met eleven times in 2006 and held discussions with management and KPMG. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and KPMG. The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of KPMG’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

KPMG also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee further considered whether the provision by KPMG of the non-audit services described elsewhere in this Proxy Statement is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee ratified the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael P. Cullinane, Chairman

John N. Fox, Jr.

Jean K. Holley

John R. Walter

Compensation Committee

The Compensation Committee was established in 1998 and is responsible for determining the compensation for our officers and employees. Under its charter, the Compensation Committee is to assure that the senior executives of the Company and its subsidiaries are compensated in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies. A copy of the Committee’s Charter is available on our web site, www.vasco.com. The Compensation Committee consists of Messrs. Fox (Chairman), Cullinane, and Walter and Ms. Holley, none of whom is employed by the Company. The Compensation Committee met eight times during 2006.

Compensation Discussion and Analysis

Overview. The Compensation Committee is responsible for the compensation of the Chief Executive Officer, T. Kendall Hunt; President and Chief Operating Officer, Jan Valcke; and our Executive Vice President and Chief Financial Officer, Clifford K. Bown, who are collectively referred to as our “named executive officers.” They are the only executive officers of the Company and our subsidiaries. It is the Committee’s responsibility to assure that the named executive officers are compensated in a manner consistent with our compensation philosophy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies.

Compensation Philosophy. We operate in the competitive technology industry and view our ability to attract and retain highly qualified and dedicated executives and key employees as a critical component of our future success. We strive to maintain an entrepreneurial atmosphere and to maintain a low cost operating structure. Our targeted growth strategies require an executive compensation program that reinforces the importance of performance and accountability. Accordingly the programs designed to provide executives with meaningful rewards for achievement of results above established goals, while maintaining alignment with shareholder interests, corporate values and important strategic initiatives. Consequently, we employ a combination of salary, annual and long-term incentive-based cash and non-cash based compensation to retain, reward and provide incentives to our executives and key employees.

We have not established any guidelines regarding stock ownership as the named executive officers already hold substantial equity interests which we believe directly align their interests with those of our stockholders.

Responsibility and Process. The Compensation Committee’s primary responsibility is to assure that the Company’s compensation programs and plans for executive officers are consistent with the Company’s compensation philosophy, internal equity considerations, competitive practice, and the requirements of the appropriate regulatory bodies.

More specifically, with respect to the compensation of the named executive officers, the Committee has the responsibility to:

•

Review, from time to time, the Company’s compensation strategy to ensure that the Company’s compensation programs and plans allow the Committee to structure the compensation of the chief executive officer and the other executive officers in a manner that is consistent with the Company’s goals and objectives and shareholders’ interests.

•

Review and approve annually the Company’s goals and objectives relevant to the compensation of the chief executive officer and other executive officers, including both quantitative and qualitative goals and objectives, evaluate the chief executive officer’s and other executive officers’ performance against those goals and objectives and set the chief executive officer’s and other executive officers’ compensation based on this evaluation

•	Review and periodically make recommendations, if needed, to our Board of Directors with respect to all compensation plans maintained by the Company or proposed to be adopted by the Company.

•

Exercise all rights, authority and functions of the Board under the Company’s compensation plans including, but not limited to, establishing policies and procedures with respect to grants of stock options and/or other equity awards, and reviewing and approving all grants of stock options and/or other equity awards.

•	Establish and periodically review policies with respect to executive officer perquisites.

•	Review and recommend to the Board the terms of any employment agreement or any amendment to an employment agreement proposed between the Company and any executive officer.

The Committee makes all compensation decisions regarding the named executive officers. The Committee may solicit input from our named executive officers regarding goal setting and their performance if the Committee deems such input to be appropriate and helpful to these decisions. The Committee also approves the long term incentive awards for certain other key employees recommended by the named executive officers.

The Committee considers a number of factors in establishing the compensation program for our named executive officers, including compensation paid to executives of companies with which we compete, the relative size and stage of our development compared to others with which we compete, our performance compared to those competitive companies, the performance of our named executive officers, and input from third party consultants.

Although we strive to maintain a low cost operating structure, the Committee aims to set our compensation programs at competitive levels. Our compensation program consists primarily of base salary, annual cash incentive compensation and long-term equity awards.

We have a compensation program that is designed to reward company performance by giving greater weight, relative to base salary, to the annual cash incentive compensation and long-term incentive components of total compensation. In addition, we have endeavored to make our compensation program simple, transparent and directly aligned with performance and long-term growth in earnings per share.

Generally, we review the compensation of our named executive officers on an annual basis. In connection with our review of 2006 results and setting compensation for 2007, we increased our compensation targets to the 75th percentile of benchmarking data, compared to prior years when compensation was closer to the 50th percentile of that data. This increase was the result of a number of factors, most importantly, to recognize and reward our named executive officers for the performance of the Company, including substantial growth in revenues, net income and earnings per share, which has been, in large part, attributable to their superior performance. In addition, due to our thin executive officer structure, our named executive officers have a broader range of duties than those of similar officers of other companies. Finally, we recognized that technology companies, generally, and the ten identified competitors, in particular, pay above the more broadly defined market benchmarks. These objectives also recognize the Committee’s expectation that, over the long term, the Company will continue to generate returns greater than the average of its peer group.

Consultants. During 2006, the Committee engaged Hewitt Associates LLC, an independent global human resources consulting firm, to assist the Committee with structuring the compensation of our named executive officers. Hewitt provided benchmarking information, including its Total Compensation MeasurementTM (TCM) data. Because of the large variance in size of the companies comprising the TCM data, regression analysis was used to adjust the compensation data for differences in revenue to a value approximating the Company’s revenues. Hewitt also advised the Committee with respect to types of compensation, including the accounting and tax treatment of various types of compensation, and provided recommendations with respect to our compensation structure.

The Committee also worked with Hewitt to analyze the executive compensation of ten competitor companies: ActivIdentity Corp., Entrust Inc., Internet Security Systems Inc., RSA Security (a wholly owned subsidiary of EMC Corporation), Safenet Inc., Saflink Corp., Secure Computing Corp., Sonicwall Inc., Verisign Inc. and Watchguard Technologies. We utilized this analysis, as well as the TCM data, to assist us in setting compensation levels and in determining the appropriate mix of compensation elements.

We targeted the 75th percentile of the TCM data to establish compensation for 2007. We used data provided by Hewitt to establish a target value of total compensation for our named executive officers. Considering that target, our compensation philosophy and the referenced benchmarks, we determined how to divide total compensation among base salary, annual cash incentive compensation and long-term equity compensation. With additional input from Hewitt on valuing long-term incentive compensation, the Committee was able to set long-term incentive compensation consistent with the objective of providing a specific economic value to the named executive officers as opposed to targeting a number of shares.

Base Salary. Each of our named executive officers is party to an employment agreement and base salary and other elements of compensation are determined pursuant to those employment agreements. In establishing base salary, we reviewed the performance of each of our named executive officers, their duties and responsibilities relative to their counterparts at our benchmark group of competitors, as well as our objectives with respect to retention and succession. The base salary for each executive officer is set on the basis of personal performance and the salary level in effect for comparable positions at companies that compete for executive talent.

Mr. Hunt’s annual base salary during 2006 was $270,000. Based primarily on the Committee’s decision to increase our target level of compensation from the 50th percentile to the 75th percentile of the TCM data, and on Mr. Hunt’s performance evaluation, his annual base salary was increased approximately 11.1% to $300,000 for 2007.

During 2006, Mr. Valcke’s annual base salary was 270,000 Euros, or approximately $338,000. In setting base salary for 2007, the Committee determined that Mr. Valcke’s blended executive duties, including sales, marketing and personnel matters, in a thin executive structure, warranted an increase in annual base salary. For this reason, as well as the decision to increase our target level of compensation generally, Mr. Valcke’s annual base salary was increased 11.1% to 300,000 Euros, or approximately $390,000 for 2007.

Mr. Bown’s annual base salary during 2006 was $220,000. In setting base salary for 2007, the Committee considered his added responsibilities, including oversight of human resources, and his planned relocation to Zurich, Switzerland to establish our European headquarters. For this reason, as well as the decision to increase our target level of compensation generally, Mr. Bown’s annual base salary was increased 13.6% to $250,000 for 2007.

Actual base salaries for each of the named executive officers for the fiscal year 2006 are disclosed in the table below.

Annual Cash Incentive Compensation. In February 2007, the Committee made non-equity incentive plan awards to our named executive officers, payment of which is subject to the achievement of an earnings per share target during 2007. We believe annual cash incentive plans help communicate critical success factors to our named executive officers, promote pay for performance and motivate our named executives to achieve higher levels of success.

The Committee established minimum, target and maximum levels of payment to which each named executive officer will be entitled, based on the relationship of audited earnings per fully diluted share, or “EPS,” to the target established by the Committee, subject to a threshold equal to eighty percent of the target. Provided the threshold is met, each named executive officer will receive 50-75% of the target payment if EPS is 80-90% of the performance target, 100% of the target payment if EPS is 100% of the performance target, and 110%-150% of the target payment if EPS is 110-140% of the performance target. The payouts for the achievement of such performance levels will be interpolated for achievement of performance goals between the stated values.

As noted above, cash incentive plan compensation was established as part of total compensation and in consideration of benchmark data regarding cash incentive plan compensation as a percentage of base salary and other factors discussed below.

Mr. Hunt’s target payment for 2007 was maintained at approximately sixty-five percent of base salary. As a result of the increase in his base salary, the target payment increased from the 2006 target of $175,000 to $195,000 which corresponds to a threshold payment of $97,500 based on achievement of 80% of the EPS target, and a maximum payment of $292,500 based on achievement of 140% of the EPS target.

For the reasons set forth above, namely the additional executive duties performed by Mr. Valcke, we increased his 2007 target payment to seventy-five percent of base salary from sixty-five percent for 2006. Mr. Valcke’s target incentive payment for 2007 is 225,000 Euros (approximately $292,500), which corresponds to a threshold payment of 112,500 Euros (approximately $146,250) and a maximum payment of 337,500 Euros (approximately $438,750). Mr. Valcke’s target payment for 2006 was 175,000 Euros (approximately $227,500).

Mr. Bown’s target incentive payment for 2007 is sixty percent of base salary, or $150,000. For the reasons set forth above, namely the additional duties performed by Mr. Bown and his relocation to Europe, we increased his target bonus to sixty percent of base salary from fifty-five percent, or $120,000 for 2006. His target incentive payment for 2007 corresponds to a threshold payment of $75,000 and a maximum payment of $225,000.

For the fiscal year ended December 31, 2006, earnings per share exceeded 110% of the target. Accordingly the maximum payout of 120% of the targeted payout of cash bonus incentive, provided under the terms of the 2006 award, was earned. The following incentive bonus payments were made in February, 2007 for the fiscal 2006 performance: T. Kendall Hunt $210,000; Jan Valcke 210,000 Euros (approximately $277,547); and Clifford K. Bown $144,000. For fiscal year ended 2007, the Committee expects that the earnings per share target will be met.

Actual bonuses paid for each of the named executive officers for the fiscal year 2006 are disclosed in the table below.

Long Term Incentives. Our 1997 Stock Compensation Plan, which was amended and restated with the approval of our shareholders in 1999, serves as our primary vehicle for long-term incentive awards. The plan was designed to serve as a performance incentive to encourage our executives, key employees and others to acquire or increase a proprietary interest in the success of the Company. The Committee believes that, over a period of time, our stock performance will, to a great extent, reflect executive and key employee performance.

The stock compensation plan provides that options or other forms of stock compensation, including restricted stock and participation awards, may be granted at the discretion of the Compensation Committee, in such amounts and subject to such conditions as the Committee may determine. All awards of stock based compensation under the 1997 Plan are based on the closing price on the date of grant, which generally occurs in January or February of each year to ensure that such date is not tied to the release of any material nonpublic information.

Prior to 2006, awards under our stock compensation plan included option awards and awards of restricted stock. For 2006, the Compensation Committee decided to move from the award of stock options, which had been the primary form of long-term incentive award in prior years, entirely to restricted stock. The number of full value restricted shares to be awarded was determined based on approximating the equivalent number of options granted in 2005. We made restricted stock awards of 35,000 shares to Mr. Hunt, 35,000 shares to Mr. Valcke, and 20,000 shares to Mr. Bown. Such awards will vest ratably over a four-year period from the date of grant.

For 2007, we made a number of changes in the types of awards made. First, we looked to other types of awards to achieve our compensation goals. Second, we did not target awards based on number of shares, but on a measure of the economic value to the recipients.

With respect to determining awards, we reviewed long-term incentive compensation as part of total compensation as compared to benchmark data regarding long-term incentive compensation as a percentage of base salary. Targeting the 75th percentile for long-term incentive compensation, we determined the economic value to the executive of each long-term grant to be awarded and determined the actual awards based on the closing stock price of our Common Stock on the date of grant and various discounting factors. Fifty percent of the targeted value was granted as restricted stock and fifty percent of the targeted value was granted as a performance award. The Committee believes this mix of long-term incentives enhances the linkage between the creation of stockholder value and long-term executive compensation; provides increased equity ownership by the named executives; and enables competitive levels of total compensation with an emphasis on payment for results. The Committee believes the 50/50 mix of direct award and award only if target results are achieved best aligns the named executive officers interests to those of stockholders.

Each restricted stock award vests in equal annual installments over a four-year period, beginning on the first anniversary of the date of grant. Each performance award will vest upon the achievement of cumulative EPS target through 2009. Under the terms of the award, no shares will vest if the cumulative EPS target is not met and no additional shares will be earned if the cumulative EPS target is exceeded. The Committee has the discretion, however, to adjust the awards should it deem appropriate to do so. The EPS target has been set in alignment with the Company’s strategic plan and the Committee expects that the plan will be achieved.

The Committee targeted an economic value to:

Mr. Hunt of $360,000 or 120% of base salary. As a result, he received a restricted stock award of 13,400 shares and a performance award of 20,200 shares.

Mr. Valcke of 210,000 Euros (approximately $270,000) or 70% of base salary. As a result, he received a restricted stock award of 10,200 shares and a performance award of 15,300 shares.

Mr. Bown of $162,500 or 65% of base salary. Accordingly, he received a restricted stock award of 6,100 shares and a performance award of 9,100 shares.

The value of equity awards for each of the named executive officers for the fiscal year 2006 are disclosed in the table below.

Retirement Plans. The Company does not provide retirement plans for the named executives.

Perquisites and Other Personal Benefits. Mr. Valcke is provided use of a company automobile. Mr. Bown, upon his relocation to Zurich, Switzerland to establish our European Headquarters, will be provided an allowance for housing, an automobile, certain other relocation expenses and tax equalization.

Deductibility of Executive Compensation. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, which limits the annual amount of compensation that the Company may deduct to $1,000,000 for any named executive officer. An exception to this regulation is for performance-based compensation which meets certain requirements of the Code. Awards made under the Incentive Compensation and 1997 Stock Plans may qualify as performance-based compensation under Section 162(m) of the Code. Not all grants that may be made under the plans or that have been made under the plans meet all requirements for deductibility under Section 162(m) of the Code. Unless the amounts involved become material, however, the Committee believes that it is more important to preserve its flexibility under the plans to craft appropriate incentive awards than to meet every requirement for deductibility with respect to every grant. The Committee believes that this is not currently a significant issue, but continues to monitor the issue.

Employment Agreements. As mentioned above, each of our named executive officers is party to an employment agreement. In addition to governing base salary, incentive compensation and other items, each agreement provides for severance compensation, including severance compensation following a change in control of the Company.

Mr. Hunt’s employment agreement is dated November 20, 2002. Under the terms of his agreement, in the event he is terminated without cause or he quits for good reason, whether after a change in control or not, Mr. Hunt will continue to receive his base pay and any applicable incentive compensation over a 24-month period. In the event of a change in control, if any payment or benefit to be received by Mr. Hunt would be subject to an excise tax under the Internal Revenue Code, the Company will increase the payments and benefits to Mr. Hunt to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Hunt is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Hunt has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Valcke’s employment agreement is dated June 29, 2005. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, whether after a change in control or not, Mr. Valcke will continue to receive his base pay and any applicable incentive compensation over a 24-month period. In the event of a change in control, if any payment or benefit to be received by Mr. Valcke would be subject to an excise tax under the Internal Revenue Code, the Company will increase the payments and benefits to Mr. Valcke to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Valcke is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Valcke has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 12 or 24 months, depending on the nature of the termination.

Mr. Bown’s employment is dated January 1, 2003. Under the terms of his agreement, in the event he is terminated without cause or quits for good reason, whether after a change in control or not, Mr. Bown will continue to receive his base pay and any applicable incentive compensation over a 12-month period. In the event of a change in control, if any payment or benefit to be received by Mr. Bown would be subject to an excise tax under the Internal Revenue Code, the Company will increase the payments and benefits to Mr. Bown to reimburse him, on an after-tax basis, for the amount of such excise tax. If Mr. Bown is terminated for cause or quits without good reason, he will not be entitled to any severance compensation. Mr. Bown has agreed to abide by several non-compete restrictions following the termination of his employment. The restricted period will be either 3 or 12 months, depending on the nature of the termination. On February 26, 2007, the Company entered into a supplemental employment agreement with Mr. Bown which describes the terms and conditions applicable to his assignment in Zurich, Switzerland to establish our European Headquarters. The agreement provides for housing and certain relocation expenses and a tax equalization policy.

We believe the severance and change in control benefits which our named executive officers are entitled to receive are comparable with those benefits offered by our competitors and necessary to retain a talented executive team.

Summary Compensation Table

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the year ended December 31, 2006. for our Chief Executive Officer, President and Chief Operating Officer and Executive Vice President, who are our only executive officers whose salary and bonus for such year exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(4)	Non-Equity Plan Compen- sation ($)	All Other Annual Compen- sation ($)(1)	Total ($)
T. Kendall Hunt Chairman and Chief Executive Officer	2006	$270,000	$ 78,258	$ 90,934	$210,000	—	$649,192
Jan Valcke(3) President and Chief Operating Officer	2006	338,600	101,186	182,012	263,356	13,062	898,216
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	2006	220,000	60,004	91,025	144,000	—	515,029

(1)	All other annual compensation reflects the value of Mr. Valcke’s car allowance.

(2)	Reflects the value of restricted stock granted on January 24, 2006 and January 14, 2005. The restricted stock vests 25% per year on the award anniversary date over a four year period. The value of the award reflects the amortization of the grant date fair value of the award, which is based on the number of shares awarded and the closing price of the stock on the date of award, over the vesting period.

(3)	Mr. Valcke’s salary and non-equity plan compensation for 2006, 2005 and 2004 were denominated in Euros. The above information reflects the Euros paid translated into U.S. dollars at the average exchange rate for the year.

(4)	Compensation amounts for Option Awards for 2006 was determined in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), Stock-Based Compensation, which the Company adopted in 2006. The fair value of stock options at the date of grant is estimated using the Black-Scholes option pricing model, with the expected life adjusted to reflect the effect of post-vesting restrictions. This compensation expense is recorded on a straight-line basis over the vesting period of the options. The assumptions used to determine the fair value of the stock options at the date of grant are described in footnote 10 of the audited financial statements.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards granted to the named executive officers during 2006.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
		Thres- hold ($)	Target ($)	Maximum ($)
T. Kendall Hunt Chairman and Chief Executive Officer	1/24/06	140,000	175,000	210,000	35,000	333,900
Jan Valcke President and Chief Operating Officer	1/24/06	175,570	219,460	263,356	35,000	333,990
Clifford K. Bown Executive Vice President, Chief Financial Officer and Secretary	1/24/06	96,000	120,000	144,000	20,000	190,800

(1)	The non-equity incentive plan awards reflect performance bonus targets for 2006. As discussed in the Annual Cash Incentive Compensation section above, the amounts are earned if the actual audited fully diluted earnings per share equals at least 90% of the target amount established by Compensation Committee. The amounts included above were established and earned in 2006 and were paid at the maximum in 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the aggregate number of outstanding equity awards held by the named executive officers as of December 31, 2006.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of shares or Units of Stock That Have Not Vested (#)
T. Kendall Hunt Award Dated: 6/16/1997(1) 1/11/1999(2) 1/11/2000(1) 11/30/2001(3) 1/9/2002(3) 1/9/2003(3) 1/8/2004(3) 1/24/2006(1)	125,000 30,000 30,000 90,000 120,000 125,000 121,527 —	— — — — — — 3,473 —	$4.000 3.125 8.875 1.250 2.270 0.720 2.530 —	6/16/07 1/11/09 1/11/10 11/30/11 1/9/12 1/9/13 1/8/14 —	— — — — — — — 35,000	— — — — — — — 414,750

Jan Valcke Award Dated: 8/18/1999(2) 11/30/2001(3) 1/9/2002(3) 1/9/2003(3) 1/8/2004(3) 1/14/2005(4) 1/14/2005(1) 1/24/2006(1)	5,000 50,000 50,000 100,000 97,222 47,915 — —	— — — — 2,778 52,085 — —	2.938 1.250 2.270 0.720 2.530 6.380 — —	8/18/09 11/30/11 1/9/12 1/9/13 1/8/14 1/14/12 — —	— — — — — — 11,250 35,000	— — — — — — 133,313 414,750

Clifford K. Bown Award Dated: 8/19/2002(3) 1/9/2003(3) 1/8/2004(3) 1/14/2005(4) 1/14/2005(1) 1/24/2006(1)	75,000 50,000 48,611 23,957 — —	— — 1,389 26,043 — —	1.200 0.720 2.530 6.380 — —	8/19/12 1/9/13 1/8/14 1/14/12 — —	— — — — 7,500 20,000	— — — 88,875 237,000

(1)	Vests annually over a 4-year period.
(2)	Vests annually over a 5-year period.
(3)	Vests monthly over a 36-month period.
(4)	Vests monthly over a 48-month period.

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and stock awards vested in the year ended December 31, 2006 held by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Kendall Hunt	—	—	—	—
Jan Valcke	28,750	224,688	3,750	38,025
Clifford K. Bown	25,000	203,750	2,500	25,350

Payments Upon Termination or Change in Control

Under the employment agreements described above, each of the named executive officers will each be entitled to receive their then existing rates of base pay and incentive compensation for a period of time, if their employment is terminated without cause or if they quit for good reason, whether after a change in control or not. In addition, if there is a change of control, all of the outstanding and unvested stock options and awards, including those of the named executive officers, would automatically vest. Assuming that a triggering event had occurred on December 31, 2006, the total amount of the benefits that would be received by them would be as follows:

(1) Mr. Hunt would receive aggregate cash compensation of $890,000 over a period of 24 months. In addition, Mr. Hunt’s unvested stock options of 3,473 shares and unvested stock awards totaling 35,000 shares would become fully vested and would have a value of approximately $32,000 and $415,000, respectively, using the closing price of $11.85 per share on December 31, 2006.

(2) Mr. Valcke would receive aggregate cash compensation of 890,000 Euros (approximately $1,174,000 using the exchange rate as of December 31, 2006) over a period of 24 months. In addition, Mr. Valcke’s unvested stock options of 54,863 shares and unvested stock awards of 46,250 shares would become fully vested and would have a value of approximately $311,000 and $548,000, respectively, using the closing price of $11.85 per share on December 31, 2006.

(3) Mr. Bown would receive aggregate cash compensation of $400,000 (using the exchange rate as of February 28, 2007) over a period of 12 months. In addition, Mr. Bown’s unvested stock options of 27,432 shares and unvested stock awards of 27,500 shares would become fully vested and would have a value of approximately $155,000 and $326,000, respectively, using the closing price of the Company’s stock of $11.85 per share on December 31, 2006.

Compensation of Directors

The Compensation Committee reviews and sets the salaries and incentive compensation for our executive officers. The Committee also reviews information relevant to director compensation and presents its recommendation for such compensation to the full Board for its approval. The Committee also administers our 1997 Stock Plan. In its capacity as administrator of the 1997 Stock Plan, the Committee has authority to grant options and other stock-based awards to all employees and determine the terms thereof. The Committee also makes recommendations to the Board for its approval relative to options and other stock-based awards to be granted to non-employee Board members. The members of the Committee for 2006 were: John Fox, Jr., Chairman, Michael P. Cullinane, Jean, K. Holley, John R. Walter and Michael A. Mulshine through the date of his retirement, June 14, 2006.

Each of our directors received a quarterly cash payment of $5,000 in connection with his or her service on the Board of Directors in 2006. The directors also receive cash compensation for participation on committees of the Board as follows: Audit Committee Chair $10,000 annually, paid quarterly; other committee chairs $5,000 annually, paid quarterly; Audit Committee members $5,000 annually, paid quarterly; and other committee members $2,500 annually, paid quarterly. Our directors are also reimbursed for expenses incurred in connection with their attendance at periodic Board meetings. In addition, non-employee directors are eligible to receive option grants or other stock-based awards from time to time. In January 2006, each non-employee director was awarded 6,500 shares of restricted stock. Such shares vest fully in one year. Ms. Holley, who was appointed to the Board on August 2, 2006, was awarded 3,250 shares of restricted stock.

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Michael Cullinane	$35,000	$58,134	$44,683	$137,817
John Walter	32,500	58,134	44,683	135,317
Michael Mulshine	15,000	58,134	44,683	117,817
John Fox	32,500	58,134	33,793	124,427
Jean Holley	15,000	24,615	—	39,615

(1)	The value of the award reflects the amortization of the full value of the award, which is based on the number of shares awarded and the closing price of the stock on the date of award, over the vesting period.

(2)	Compensation amounts for Option Awards for 2006 was determined in accordance with Statement of Financial Accounting Standards (“SFAS”) 123(R), Stock-Based Compensation, which the Company adopted in 2006. The fair value of stock options at the date of grant is estimated using the Black-Scholes option pricing model, with the expected life adjusted to reflect the effect of post-vesting restrictions. This compensation expense is recorded on a straight-line basis over the vesting period of the options. The assumptions used to determine the fair value of the stock options at the date of grant are described in footnote 10 of the audited financial statements.

The following table sets forth the aggregate number of outstanding equity awards held by the non-employee Board members as of December 31, 2006.

	Aggregate Number of Stock Awards Outstanding at 12/31/06	Aggregate Number of Option Awards Outstanding at 12/31/06
Michael Cullinane	6,500	112,000
John Walter	6,500	60,000
John Fox	6,500	15,000
Jean Holley	3,250	—

In January 2006, the Board of Directors approved the issuance of equity awards with an aggregate grant date fair value of $62,010 each for Mr. Cullinane, Mr. Fox, Mr. Walter and Mr. Mulshine. In August 2006, the Board of Directors approved the issuance of an equity award with an aggregate grant date fair value of $28,308 for Ms. Holley.

For 2007, our directors will receive a quarterly cash payment of $8,750 in connection with his or her service on the Board of Directors. The directors will also receive cash compensation for participation on committees of the Board as follows: Audit Committee Chair $10,000 annually, paid quarterly; other Committee Chairs $5,000 annually, paid quarterly and other Committee members $3,000 annually, paid quarterly. For 2007, each non-employee director was granted a deferred stock award of 3,800 restricted stock units. Such shares vest fully in one year, but will be paid only upon the director’s departure from the Board.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Mr. Cullinane, Mr. Fox, Ms. Holley and Mr. Walter. None of these individuals were at any time during fiscal year 2006 or were formerly an officer or employee of ours. In addition, none or our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this Annual Report on Form 10-K titled, “Compensation Discussion and Analysis,” with management and, based on such review and discussions, recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Submitted by the Compensation Committee:

John N. Fox, Jr., Chairman

Michael P. Cullinane

John R. Walter

Jean K. Holley

March 9, 2007

STOCK PERFORMANCE GRAPH

The Common Stock currently trades on the NASDAQ Capital Market under the symbol VDSI. The Stock Performance Graph below compares the cumulative total return through December 31, 2006, assuming reinvestment of dividends, by an investor who invested $100.00 on December 31, 2001 in each of (i) the Common Stock, (ii) the Russell 2000 index, (iii) the Standard Industrial Code Index 3577 – Computer Peripheral Equipment, NEC and (iv) a comparable industry (the “Peer Group”) index selected by the Company as described below.

The Company has revised its Peer Groups to add three companies that represent our current competitors and delete one company, RSA Security, Inc., that was acquired by EMC Corporation during 2006. Peer Group 1, comprised of the following companies: ActivIdentity Corp, RSA Security Inc. and Secure Computing Corp., is being replaced by Peer Group 2 and consists of: Actividentity Corp, Secure Computing Corp., Entrust Inc., Aladdin Knowledge Systems Ltd., and Safenet Inc. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

INDEPENDENT AUDITORS

KPMG, our registered public accounting firm, served as independent auditors of our books and records for the year ended December 31, 2006 and has acted as auditors for the Company, and its predecessor, VASCO Corp., since 1994. The Audit Committee has not yet completed its review of the audit plan proposed by its independent registered public accounting firm for the fiscal year ending December 31, 2007 and, therefore, has not selected the Company’s independent registered public accounting firm for the current year. Representatives of KPMG are expected to be present at the Annual Meeting, and such representatives, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for consideration at and for inclusion in our proxy statement relating to the next annual meeting of stockholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the proxy statement relating to our 2008 annual meeting of stockholders, stockholder proposals must be received by the Company at its principal executive offices not later than December 30, 2007 and must otherwise comply with the requirements of Rule 14a-8. Proposals received after December 30, 2007 will not be considered until the Company’s 2009 annual meeting of stockholders.

PROXY SOLICITATION

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers or regular employees personally or by mail, telephone or telegraph, but such individuals will not be specially compensated for these services. Brokers, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of Common Stock, and the Company will reimburse them for their expenses in doing so. The full cost of the preparation and mailing of the Proxy Statement and accompanying materials and the related proxy solicitations will be borne by the Company.

OTHER MATTERS

Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting. If other matters are properly presented for a vote, however, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their judgment to the same extent as the person who signed the proxy would be entitled to vote.

If you and other residents at your mailing address own Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, New York 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call VASCO Data Security International, Inc., 1901 South Meyers Road, Suite 210, Oakbrook Terrace, Illinois 60181, Attention: Secretary (telephone number:

(630) 932-8844). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting our Secretary in the same manner.

By Order of the Board of Directors,

Clifford K. Bown

Secretary

Oakbrook Terrace, Illinois

April 27, 2007

VASCO DATA SECURITY INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS—June 13, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints T. Kendall Hunt and Clifford Bown, and each of them with full power of substitution, as proxies to vote all the shares of common stock of VASCO Data Security International, Inc., a Delaware corporation, that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 13, 2007 and at any adjournment thereof, as designated for the items set forth and in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 27, 2007.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN OR, IF NOT SPECIFIED, FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN ITEM 1. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. AT THIS TIME, MANAGEMENT KNOWS OF NO SUCH OTHER BUSINESS.

PLEASE MARK, DATE, AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR the election of the Director nominees set forth below.

1.	Election of Directors
Nominees: 01 – T. Kendall Hunt, 02 – Michael P. Cullinane, 03 - John N. Fox, Jr.
04	– John R. Walter, 05 - Jean K. Holley

For	Withhold	For All
All	All	Except

Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below:

______________________________

Date: ___________________________________________

Signature: _______________________________________

Signature: _______________________________________
(If Held Jointly)
IMPORTANT: Please date and sign exactly as the name appears herein and return this proxy in the enclosed envelope. Persons signing as executors, administrators, trustees, etc. should so indicate. If shares are held jointly, each joint owner should sign. In the case of a corporation or partnership, the full name of the organization should be that of a duly authorized officer or partner.